Exhibit 99.(e)(2)

Addendum No. 2 to Distribution Agreement Dated

September 30, 2005

Between

ALPS Distributors, Inc.

and

Financial Investors Trust

THIS ADDENDUM is made as of April 9, 2007, by and between ALPS Distributors, Inc. (“ALPS”), and Financial Investors Trust (“Trust”).

WHEREAS, ALPS and the Trust have entered into a Distribution Agreement (the “Agreement”) dated September 30, 2005;

WHEREAS, effective April 9, 2007, ALPS will move to 1290 Broadway, Suite 1100, Denver, CO 80203.

WHEREAS, in light of the foregoing, ALPS and the Trust wish to modify the provisions of the Agreement to reflect ALPS’ new address.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                       ALPS’ Address.  All references to ALPS’ address as 1625 Broadway, Suite 2200, Denver, CO 80202 within the Agreement shall be replaced with references to 1290 Broadway, Suite 1100, Denver, CO 80203.

2.                                       Remainder of the Agreement.  All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Distributors, Inc.		Financial Investors Trust

By:	/s/ Jeremy O. May	By:	/s/ Erin E. Douglas
Name: Jeremy O. May		Name: Erin E. Douglas
Title: Managing Director		Title: Secretary